Exhibit 99.01

Press Release
www.shire.com

Transaction in Own Shares

November 7, 2012 – Shire plc (the “Company”) (LSE: SHP, NASDAQ: SHPG) announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 130,255 of its ordinary shares of 5 pence each on November 7, 2012.  The highest and lowest price paid for these shares was 1800.00 pence per share and 1765.00 pence per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 834,865 shares as treasury shares, and has 561,706,022 shares in issue (excluding treasury shares).

For further information please contact:

Investor Relations

Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.